Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
To the Board of Directors
Celgene Corporation:
     We consent to the incorporation by reference in the registration statement on Form S-8 of Celgene Corporation of our reports dated February 19, 2008, with respect to the consolidated balance sheets of Celgene Corporation and subsidiaries as of December 31, 2007 and 2006, and the related consolidated statements of operations, cash flows and stockholders’ equity for each of the years in the three-year period ended December 31, 2007, the related consolidated financial statement schedule, and the effectiveness of internal control over financial reporting as of December 31, 2007. Our report on the consolidated financial statements refers to the Company’s adoption of Financial Accounting Standards Board Interpretation No. 48, “Accounting for Uncertainty in Income Taxes,” on January 1, 2007 and Statement of Financial Accounting Standards No. 123R, “Share-Based Payment,” on January 1, 2006.
/s/ KPMG LLP
Short Hills, New Jersey
July 30, 2008